Exhibit 99.2
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
     On September 22, 2006, Directed Electronics, Inc. (“DEI”) acquired 100% of the outstanding capital stock of Polk Holding Corp. (“Polk”), for $135.4 million plus acquisition related costs of $2.7 million. The assets and liabilities acquired in the acquisition of Polk consisted principally of trade receivables, inventory, property and equipment, trade payables, and accrued expenses. The acquisition of Polk was accounted for under the purchase method of accounting whereby the net tangible and intangible assets acquired and liabilities assumed were recognized at their estimated fair values at the date of acquisition. The allocation of the purchase price is preliminary as management is in the process of assessing the fair value of these assets and liabilities, including the valuation of intangible assets. Management expects to finalize the allocation during the fourth quarter of the current fiscal year. Accordingly, there may be material adjustments to the allocation of the purchase price.
     The total purchase price of Polk is summarized as follows (in thousands):

Cash paid for common stock, including amounts held in escrow of $6,800	$135,391
Transaction costs	2,658

Total purchase price of acquisition	$138,049

     The preliminary allocation of the purchase price to assets acquired and liabilities assumed, including $2.7 million of transaction costs, is as follows (in thousands):

Tangible assets acquired	$28,866
Intangible assets acquired	94,532
Liabilities assumed	(59,547)

Net assets acquired	63,851
Goodwill	74,198

Total purchase price of acquisition	$138,049

     Intangible assets include amounts recognized for the fair value of a tradename, a trademark, patents, customer relationships, a license agreement and non-compete agreements. Based on management’s preliminary estimates, the tradename has an indefinite useful life and the trademark has a 10-year useful life. In addition, the patents, customer relationships, license agreement and non-compete agreements have useful lives ranging from 5 to 20 years. Management believes the intangible assets acquired will provide future benefit ratably; accordingly, the amortizable intangible assets acquired will be amortized using the straight-line method over their respective useful lives. Because this valuation and management’s estimates are preliminary, the valuation of intangible assets and their useful lives may change. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $74.2 million. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment as required by SFAS No. 142, “Goodwill and Other Intangible Assets.”
     DEI’s fiscal year ends on December 31 of each year. Polk’s fiscal year was the 52-53 week fiscal year ending the last Sunday in March. The following unaudited pro forma combined consolidated statements of operations have been prepared to assist in the analysis of the financial effects of the acquisition of Polk, and have been presented in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2005 combines the historical results for DEI for the twelve months ended December 31, 2005 and the historical results for Polk for the twelve months ended March 26, 2006, as if the acquisition of Polk had occurred on January 1, 2005. The unaudited pro forma combined consolidated statement of operations for the six months ended June 30, 2006 combines the historical results for DEI for the six months ended June 30, 2006 and the historical results for Polk for the six months ended June 25, 2006, as if the acquisition had occurred on January 1, 2005. Given the proximity of Polk’s fiscal year end to DEI’s fiscal year end, Polk’s results of operations for the fourth quarter of its 2005 fiscal year have been included in both the unaudited pro forma combined consolidated statement of operations for the twelve months ended December 31, 2005 and for the six months ended June 30, 2006. The unaudited pro forma combined consolidated balance sheet as of June 30, 2006 gives effect to the acquisition of Polk as of such date.
     This pro forma financial information does not purport to represent what DEI’s actual results of operations or financial position would have been had the acquisition occurred on the dates indicated nor is the information necessarily indicative of future operating results. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K. This pro forma combined consolidated financial information should be read in conjunction with (i) the consolidated financial statements and the related notes, “Selected Consolidated Financial and Operating Data,” and “Management’s Discussion and Analysis

of Financial Condition and Results of Operations,” all of which appear in DEI’s Annual Report on Form 10-K for the year ended December 31, 2005, and (ii) the unaudited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in DEI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

DIRECTED ELECTRONICS, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2006
(IN THOUSANDS)

	HISTORICAL		PRO FORMA
	DEI	POLK	ADJUSTMENTS		PRO FORMA
ASSETS
Current assets:
Cash and cash equivalents	$15,638	$626	$2,472	(a)	$18,736
Accounts receivable, net	46,108	9,427	—		55,535
Inventories	58,823	12,161	2,208	(b)	73,192
Prepaid expenses and other assets	5,848	703	6,875	(c)	13,426
Deferred tax assets	9,089	—	2,398	(d)	11,487

Total current assets	135,506	22,917	13,953		172,376

Property and equipment, net	4,859	1,832	—		6,691
Intangible assets, net	90,900	—	94,532	(e)	185,432
Goodwill	98,182	—	74,198	(f)	172,380
Other assets	5,044	137	3,046	(g)	8,227

Total assets	$334,491	$24,886	$185,729		$545,106

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,291	$4,302	$192	(h)	$38,785
Accrued liabilities	10,521	5,229	6,800	(i)	22,550
Current portion of senior notes payable	1,699	—	1,410	(j)	3,109
Revolving loan	—	6,423	(6,423	)(k)	—
Taxes payable	2,534	—	(417	)(l)	2,117

Total current liabilities	49,045	15,954	1,562		66,561

Senior notes, less current portion	164,061	—	139,590	(j)	303,651
Deferred tax liabilities	13,328	—	49,451	(d)	62,779
Other liabilities	1,257	565	—		1,822

Total liabilities	227,691	16,519	190,603		434,813

Shareholders’ equity:
Common stock			(12	)(m)
	248	12	3	(n)	251
Paid-in capital			(2,367	)(m)
	110,908	2,367	4,936	(n)	115,844
Notes receivable from shareholders	(38)	(1,670)	1,670	(m)	(38)
Deferred compensation	—	—	(671	)(n)	(671)
Accumulated other comprehensive income	280	—	—		280
Retained earnings (deficit)			(7,658	)(m)
	(4,598)	7,658	(775	)(n)	(5,373)

Total shareholders’ equity	106,800	8,367	(4,874)		110,293

Total liabilities and shareholders’ equity	$334,491	$24,886	$185,729		$545,106

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial statements.

DIRECTED ELECTRONICS, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2006
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	HISTORICAL		PRO FORMA
	DEI	POLK	ADJUSTMENTS		PRO FORMA
Net product sales	$150,161	$40,018	$—		$190,179
Royalty and other revenue	1,818	—	—		1,818

Net sales	151,979	40,018	—		191,997
Cost of sales	108,547	18,787	156	(o)	127,490

Gross profit	43,432	21,231	(156)		64,507

Operating expenses:
Selling, general and administrative	25,990	15,344	510	(p)	41,844
Management fee to related party	—	—	—		—

Total operating expenses	25,990	15,344	510		41,844

Income from operations	17,442	5,887	(666)		22,663
Other income (expense):
Interest expense	(6,975)	(107)	(5,688	)(q)	(12,770)
Interest income	409	5	—		414
Other	—	20	—		20

Income before provision for income taxes	10,876	5,805	(6,354)		10,327
Provision for (benefit from) income taxes	3,805	(28)	(194)	(r)	3,583

Net income	7,071	5,833	(6,160)		6,744
Net income available to participating securityholders	—	—	—		—

Net income available to common shareholders	$7,071	$5,833	$(6,160)		$6,744

Net income per common share:
Basic	$0.27				$0.26

Diluted	$0.27				$0.26

Weighted average number of common shares:
Basic	25,750				26,032

Diluted	25,751				26,033

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial statements.

DIRECTED ELECTRONICS, INC.
UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	HISTORICAL		PRO FORMA
	DEI	POLK	ADJUSTMENTS		PRO FORMA
Net product sales	$301,406	$84,546	$—		$385,952
Royalty and other revenue	3,152	913	—		4,065

Net sales	304,558	85,459	—		390,017
Cost of sales	205,587	40,467	2,520	(o)	248,574

Gross profit	98,971	44,992	(2,520)		141,443

Operating expenses:
Selling, general and administrative	75,429	30,306	1,096	(p)	106,831
Management fee to related party	4,220	—	—		4,220

Total operating expenses	79,649	30,306	1,096		111,051

Income from operations	19,322	14,686	(3,616)		30,392
Other income (expense):
Interest expense	(24,964)	(272)	(11,405)	(q)	(36,641)
Interest income	107	4	—		111
Other	—	(70)	—		(70)

Income (loss) before provision for income taxes	(5,535)	14,348	(15,021)		(6,208)
Provision for (benefit from) income taxes	(398)	147	(237	)(r)	(488)

Net income (loss)	(5,137)	14,201	(14,784)		(5,720)
Net loss available to participating securityholders	(61)	—	(7	)(s)	(68)

Net income (loss) available to common shareholders	$(5,076)	$14,201	$(14,777)		$(5,652)

Net loss per common share:
Basic	$(0.27)				$(0.29)

Diluted	$(0.27)				$(0.29)

Weighted average number of common shares:
Basic	18,897				19,179

Diluted	18,897				19,179

The accompanying notes are an integral part of the unaudited pro forma combined consolidated financial statements.

DIRECTED ELECTRONICS, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS)
1. Basis of Presentation
     The accompanying unaudited pro forma combined consolidated financial statements present the pro forma results of operations and financial position of DEI and Polk on a combined basis based on the historical financial information of each company and after giving effect to the acquisition of Polk by DEI. The acquisition was recorded using the purchase method of accounting.
     The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2005 combines the historical results for DEI for the twelve months ended December 31, 2005 and the historical results for Polk for the twelve months ended March 26, 2006, as if the acquisition of Polk had occurred on January 1, 2005. The unaudited pro forma combined consolidated statement of operations for the six months ended June 30, 2006 combines the historical results for DEI for the six months ended June 30, 2006 and the historical results for Polk for the six months ended June 25, 2006, as if the acquisition had occurred on January 1, 2005. Given the proximity of Polk’s fiscal year end to DEI’s fiscal year end, Polk’s results of operations for the fourth quarter of its fiscal year ended March 26, 2006 have been included in both the unaudited pro forma combined consolidated statement of operations for the twelve months ended December 31, 2005 and for the six months ended June 30, 2006. The unaudited pro forma combined consolidated balance sheet as of June 30, 2006 gives effect to the acquisition of Polk as of such date.
2. Pro Forma Adjustments
     The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K. The unaudited pro forma combined consolidated balance sheet includes adjustments that are factually supportable and directly attributable to the transaction regardless of whether they will have a continuing impact or were non-recurring. The unaudited pro forma combined consolidated statements of operations include adjustments which give effect to events that are factually supportable, directly attributable to the transaction, and expected to have a continuing impact on DEI and Polk on a consolidated basis. DEI and Polk incurred professional service fees, a bonus paid in connection with the acquisition, a charge to interest expense for the write-off of debt issuance costs, and a charge to compensation expense for common stock issued in connection with the acquisition, in the aggregate amount of $2,083, net of tax, all of which are directly attributable to the transaction and which are not included in the unaudited pro forma combined consolidated statement of operations as such charges are non-recurring.
(a) To reflect the following cash transactions:

Increases to cash:
Issuance of new DEI debt	$141,000
Cash received for common stock	3,500

Decreases to cash:
Cash paid for common stock, including amounts held in escrow of $6,800	(135,391)
Payment of dividend to Polk principal shareholders prior to acquisition	(626)
Payment of transaction costs	(2,466)
Payment of financing costs	(3,545)

Net pro forma cash adjustment	$2,472

     Concurrent with the closing of the acquisition, DEI amended its senior credit facility. Accordingly, incremental senior notes of $141,000 were issued on September 22, 2006. The senior credit facility bears interest at floating rates based upon LIBOR plus 2.50%. A 1/8% change in the floating rate would result in a $176 change in interest expense annually.
(b) To reflect the preliminary allocation of purchase price to the fair value assigned to inventories. In accordance with SFAS No. 141, Business Combinations, finished goods inventories were recorded at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.
(c) To reflect (i) $75 of debt issuance costs classified as prepaid expenses and (ii) the $6,800 cash holdback on the acquisition date.

DIRECTED ELECTRONICS, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(IN THOUSANDS)
(d) To reflect deferred tax assets of $2,398 and deferred tax liabilities of $49,451, primarily related to book-to-tax differences resulting from recording the net assets of Polk. The transaction was a stock acquisition, accordingly, the tax bases of the assets acquired and liabilities assumed have been retained.
(e) To reflect the preliminary allocation of $94,532 of purchase price to identifiable intangible assets including a tradename, a trademark, patents, customer relationships, a license agreement and non-compete agreements. Based on a preliminary valuation, the tradename has an indefinite useful life and the trademark has a 10-year useful life. The patents, customer relationships, license agreement and non-compete agreements have useful lives ranging from 5 to 20 years. Management believes the intangible assets acquired will provide future benefit ratably; accordingly, the amortizable intangible assets acquired will be amortized using the straight-line method over their respective useful lives.
(f) To record estimated goodwill resulting from the preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed.
(g) To reflect (i) $3,387 of debt issuance costs related to the increase in DEI’s senior notes to fund the acquisition and (ii) a $341 write-off of a portion of the existing unamortized debt issuance costs related to the existing DEI senior notes.
(h) To reflect the accrual of certain acquisition costs.
(i) To reflect the obligation of $6,800 related to the cash holdback.
(j) To reflect the current and long-term portions of the increase in DEI’s senior notes used to fund the acquisition.
(k) To reflect the paydown of Polk’s then existing revolving loan balance on the date of the acquisition.
(l) To reflect the impact on taxes payable resulting from costs incurred in connection with the acquisition.
(m) To reflect the elimination of the shareholders’ equity accounts of Polk.
(n) To reflect (i) the issuance of 282 shares of DEI common stock to certain Polk shareholders consisting of $3 of par value, $4,265 of paid-in-capital, and $499 of compensation expense reflected in retained earnings, net of tax, (ii) $671 of deferred compensation and paid-in-capital related to the grant of restricted stock units to Polk shareholders, (iii) the effect to retained earnings of the write-off of a portion of the existing unamortized debt issuance costs related to the existing DEI senior notes, net of tax, and (iv) the effect to retained earnings of the write-off of certain third-party fees associated with the increase in DEI’s senior notes, net of tax.
(o) To reflect $2,208 of expense related to the fair value assigned to inventories in the preliminary allocation of the purchase price for the twelve months ended December 31, 2005. No such expense would have been incurred during the six months ended June 30, 2006. In addition, to reflect $312 and $156 in amortization expense related to the fair value of identifiable amortizable intangible assets for the twelve months ended December 31, 2005 and the six months ended June 30, 2006, respectively.
(p) To reflect the following pro forma adjustments to selling, general, and administrative expenses:

	Twelve Months Ended	Six Months Ended
	December 31, 2005	June 30, 2006
Increases:
Incremental amortization expense of intangible assets acquired	$1,761	$880
Incremental amortization expense of deferred compensation related to RSU grants	168	42

Decrease:
Reduction in Polk executive compensation expense	(833)	(412)

Net pro forma selling, general, and administrative expense adjustment	$1,096	$510

DIRECTED ELECTRONICS, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(IN THOUSANDS)
The reduction in executive compensation expense is pursuant to compensation contracts, entered into as part of the acquisition, with certain former Polk shareholders.
(q) To reflect the following pro forma adjustments to interest expense:

	Twelve Months Ended	Six Months Ended
	December 31, 2005	June 30, 2006
Increases:
Amortization of incremental debt issuance costs incurred	$(510)	$(253)
Incremental interest expense incurred on increase to DEI senior notes	(11,167)	(5,542)

Decrease:
Interest expense on existing Polk debt paid down on date of acquisition	272	107

Net pro forma interest expense adjustment	$(11,405)	$(5,688)

(r) To reflect a $5,022 and $2,032 income tax provision on Polk income before taxes for the twelve months ended December 31, 2005 and the six months ended June 30, 2006, respectively, and the income tax effect of the pro forma adjustments. Prior to the acquisition by DEI, Polk was an “S Corporation.” Under terms of such income tax election, federal and certain state income taxes on Polk’s earnings were the obligations of the stockholders. The provision for (benefit from) incomes taxes reported by Polk for the twelve months ended December 31, 2005 and the six months ended June 30, 2006 related to income taxes on earnings and franchise taxes in certain states. Had the acquisition taken place on January 1, 2005, Polk’s income would have been taxed at the federal statutory corporate rate of 35% in addition to rates applicable to certain state jurisdictions.
(s) To reflect the impact of Polk’s net income and the pro forma adjustments to net loss available to participating securityholders.